                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement    / / Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6 (e) (2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     THE ESTEE LAUDER COMPANIES INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
  (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   /X/ No fee required.
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
   (5)  Total fee paid:

-------------------------------------------------------------------------------
   / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


   (1)  Amount Previously Paid:

-------------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement no.:

-------------------------------------------------------------------------------
   (3)  Filing Party:

-------------------------------------------------------------------------------
   (4)  Date Filed:

-------------------------------------------------------------------------------

The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY 10153

[LOGO]

Leonard A. Lauder
Chairman and
Chief Executive Officer

                                                              September 30, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Wednesday, November 12, 1997, at 10:00 a.m., local time, in New York.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote 'FOR' the election of two Directors to serve until the 2000 Annual Meeting of Stockholders and 'FOR' the ratification of Arthur Andersen LLP as independent auditors of the Company for the 1998 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     I look forward to seeing you at the Annual Meeting.


 /s/ Leonard A. Lauder

                        THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF THE ESTEE LAUDER COMPANIES INC.:

     The Annual Meeting of Stockholders of The Estee Lauder Companies Inc., a Delaware corporation (the 'Company'), will be held at The Essex House, Grand Salon, 160 Central Park South, New York, New York, on Wednesday, November 12, 1997, at 10:00 a.m., local time, for the following purposes:

      1. To elect two Directors to serve until the 2000 Annual Meeting of Stockholders;

      2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 1998 fiscal year; and

      3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Stockholders of record at the close of business on September 19, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of stockholders of the Company as of the close of business on September 19, 1997, will be available for inspection during normal business hours from October 29, 1997 through November 11, 1997, at the office of Jeffrey J. Weinberg, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York.

     Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, please request a ticket by writing to the Investor Relations Department at The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.


                                          By Order of the Board of Directors

                                          SAUL H. MAGRAM
                                          Secretary

New York, New York
September 30, 1997

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE

MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                        THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153


                                                              September 30, 1997


                                PROXY STATEMENT


                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 12, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estee Lauder Companies Inc. (the 'Company') to be voted at the Annual Meeting of Stockholders of the Company to be in the Grand Salon at The Essex House, 160 Central Park South, New York, New York, on November 12, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is September 30, 1997.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the Annual Meeting of Stockholders in 2000, stockholders may vote in favor of all nominees or withhold their votes as to specific nominees. With respect to other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. In accordance with the Company's Amended and Restated Bylaws, the appointment of Arthur Andersen LLP as independent auditors will be ratified by a majority of the votes cast 'For' or 'Against' the proposal by holders of Class A Common Stock and Class B Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals, will have the practical effect of reducing the number of votes 'For' needed to approve the proposal.


     Only owners of record of shares of Class A Common Stock and Class B Common Stock of the Company at the close of business on September 19, 1997, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock of the Company so held. Each owner of record of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock of the Company so held. On September 19, 1997, there were 61,436,663 shares of Class A Common Stock and 56,839,667 shares of Class B Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors of the Company, in accordance with the Bylaws, has fixed the number of Directors of the Company at seven. The Directors are divided into three classes, each serving for a period of three years.

     Approximately one-third of the members of the Board of Directors are elected by the stockholders annually. The Directors whose terms will expire at the 1997 Annual Meeting of Stockholders are Fred H. Langhammer and Faye Wattleton, each of whom has been nominated to stand for reelection as Directors at the 1997 Annual Meeting to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualify.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

--------------------------------------------------------------------------------
             NOMINEES FOR ELECTION TO TERM EXPIRING 2000 (CLASS I)
--------------------------------------------------------------------------------

[PHOTO]           Fred H. Langhammer                 Director since 1996
                                                     Age 53

                  Mr. Langhammer has been President of the Company since 1995 and Chief Operating Officer of the Company since 1985. He was Executive Vice President from 1985 until 1995. Mr. Langhammer joined the Company in 1975 as President of its operations in Japan and, in 1982, he was appointed Managing Director of the Company's operations in Germany. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, the German American Chamber of Commerce, Inc., the American Institute for Contemporary German Studies at Johns Hopkins University and RSL Communications, Ltd. He is also a Senior Fellow of the Foreign Policy Association.

--------------------------------------------------------------------------------

[PHOTO]           Faye Wattleton                     Director since 1996
                                                     Age 54

                  Ms. Wattleton is the President of the Center for Gender Equality and is an author, lecturer and consultant to businesses, health organizations and non-profit entities. She is the past President of Planned Parenthood Federation of America, Inc. (from 1978 to 1992). She is a Director of Empire Blue Cross & Blue Shield, the Henry J. Kaiser Family Foundation, the Quidel Corporation, Bio-Technology General and Thirteen/WNET. She is also a Director of the Institute for International Education and a member of the Advisory Council of Columbia University School of Public Health. She was inducted into the National Women's Hall of Fame in 1993.

                  Ms. Wattleton is Chairman of the Audit Committee.

--------------------------------------------------------------------------------
              INCUMBENT DIRECTORS -- TERM EXPIRING 1998 (CLASS II)
--------------------------------------------------------------------------------

[PHOTO]           William P. Lauder                  Director since 1996
                                                     Age 37

                  Mr. Lauder is President of Origins Natural Resources Inc., and has been the senior officer of such division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Trustees of The Trinity School in New York City and the Board of Directors of the Educational Foundation for the Fashion Industries.


--------------------------------------------------------------------------------

[PHOTO]           P. Roy Vagelos, M.D.               Director since 1996
                                                     Age 67

                  Dr. Vagelos is Chairman of the Board of Regeneron Pharmaceuticals. He was the Chairman and Chief Executive Officer of Merck & Co., Inc. from 1985 to 1994. Dr. Vagelos is also a director of PepsiCo and Prudential Insurance Co. of America. He is also Chairman of the Board of Trustees of The University of Pennsylvania.

                  Dr. Vagelos is Chairman of the Compensation Committee and a member of the Audit Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             INCUMBENT DIRECTORS -- TERM EXPIRING 1999 (CLASS III)
--------------------------------------------------------------------------------

[PHOTO]           Leonard A. Lauder                  Director since 1958
                                                     Age 64

                  Mr. Lauder has served as Chief Executive Officer of the Company since 1982 and as President from 1972 until 1995. He became Chairman of the Board of Directors of the Company in 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining the Company, he has served in various positions, including executive officer positions other than those described above. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania, a Trustee of The Aspen Institute and a Director of RSL Communications, Ltd. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

--------------------------------------------------------------------------------

[PHOTO]           Ronald S. Lauder                   Director since 1988 and
                                                     from 1968 to 1986
                                                     Age 53

                  Mr. Lauder has served as Chairman of Clinique Laboratories, Inc. and Chairman of Estee Lauder International, Inc. since returning from government service in 1987. Mr. Lauder joined the Company in 1964 and has served in various capacities, including those described above, since then. From 1983 to

                  1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he served as U.S. Ambassador to Austria. He is the co-founder, controlling investor and Chairman of the Board of Directors of Central European Media Enterprises Ltd. and RSL Communications, Ltd. He is Chairman of the Board of Trustees of the Museum of Modern Art.

--------------------------------------------------------------------------------

[PHOTO]           Marshall Rose                      Director since 1996
                                                     Age 60

                  Mr. Rose is a managing partner of The Georgetown Group, a privately held real estate development and financial service group. He is a Trustee of BRT Realty Trust and a Director of One Liberty Properties Inc. and Golden Books Family Entertainment, Inc. Among his numerous civic activities, he is Chairman of the Executive Committee and Chairman Emeritus of The New York Public Library and a member of the Executive Committee of the Board of Advisors of The Graduate School and University Center of the City University of New York.

                  Mr. Rose is a member of the Audit Committee and the Compensation Committee.

--------------------------------------------------------------------------------

                              OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 19, 1997 by (i) each person known by the Company to own beneficially more than 5% of either the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers whose names appear in the summary compensation table and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. AS DESCRIBED IN THE NOTES TO THE TABLE, VOTING AND/OR INVESTMENT POWER WITH RESPECT TO CERTAIN SHARES OF COMMON STOCK IS SHARED BY THE NAMED INDIVIDUALS. CONSEQUENTLY, SUCH SHARES ARE SHOWN AS BENEFICIALLY OWNED BY MORE THAN ONE PERSON.

                                                                CLASS A COMMON           CLASS B          VOTING
                                                                   STOCK(1)            COMMON STOCK       POWER
               DIRECTORS, EXECUTIVE OFFICERS                  ------------------    ------------------    ------
                    AND 5% STOCKHOLDERS                         NUMBER       %        NUMBER       %        %
-----------------------------------------------------------   ----------    ----    ----------    ----    ------
The Estee Lauder 1994 Trust(2)(3)..........................    7,755,053    12.6     6,094,926    10.7     10.9
Leonard A. Lauder (3)(4)...................................   25,620,140    41.7    29,370,773    51.7     50.7
Ronald S. Lauder(3)(5).....................................   21,550,982    35.1    26,451,455    46.5     45.4
Ira T. Wender, as trustee(3)(6)............................    7,764,745    12.6     8,018,003    14.1     14.1
William P. Lauder(3)(7)....................................    3,557,444     5.8     1,914,608     3.4      3.6
Gary M. Lauder(3)(8).......................................    2,793,393     4.5     1,914,608     3.4      3.5
Joel S. Ehrenkranz, as trustee (3)(9)......................    2,740,824     4.5     4,981,139     8.8      8.3
Richard D. Parsons, as trustee (3)(10).....................    6,643,532    11.0     7,900,457    13.9     13.6
Fred H. Langhammer(11).....................................           25       *            --      --        *
Marshall Rose(12)..........................................       16,226       *            --      --        *
P. Roy Vagelos, M.D........................................       22,226       *            --      --        *
Faye Wattleton.............................................        1,226       *            --      --        *
Daniel J. Brestle(13)......................................        9,272       *            --      --        *
Robin R. Burns(13).........................................        4,760       *            --      --        *
Saul H. Magram(13).........................................           32       *            --      --        *
Jeanette S. Wagner(13).....................................       11,775       *            --      --        *
All directors and executive officers
  as a group (19 persons)(14)..............................   32,297,068    52.6    49,718,833    87.5     84.1

------------------

*      Less than 0.1 %

(1)    Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A
       Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)    The Estee Lauder 1994 Trust borrowed an aggregate of 5,500,000 shares of Class A Common Stock from Leonard A.
       Lauder which the Trust sold in the Company's initial public offering. The Trust is obligated to repay the borrowing by delivering to Mr. Lauder shares equal in number to the borrowed shares. This obligation is secured by a pledge of an equal number of shares owned by the Trust. Leonard A. Lauder, Ronald S. Lauder and
       Ira T. Wender are trustees of the Trust.

(3)    Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his shares for the election of Leonard A. Lauder, Ronald S. Lauder and their

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

       respective designees as directors of the Company. Shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)    Includes shares beneficially owned or deemed to be owned beneficially by Leonard A. Lauder as follows:
       7,380,741 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power (including 5,500,000 and 1,697,493 shares of Class A Common Stock which are pledged to Mr. Lauder by
       The Estee Lauder 1994 Trust and Ronald S. Lauder, respectively); 7,048,423 shares of Class A Common Stock and
       21,352,770 shares of Class B Common Stock as the sole individual general partner and the majority stockholder of the sole corporate general partner of a limited partnership and with respect to which he has sole voting and investment power; 7,755,053 shares of Class A Common Stock and 6,094,926 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust with respect to which he shares voting power with Ronald S.
       Lauder, as a co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees; 7,692 shares of Class A Common Stock and 1,923,077 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of a trust (the 'LAL Trust'), which is a general partner of the same limited partnership, and with respect to which he shares voting power with Ronald S. Lauder, who also is an individual general partner of the limited partnership and co-trustee of another trust (the 'RSL Trust'), which is a general partner of the limited partnership, and investment power with Ronald S. Lauder, as an individual general partner of the limited partnership and as co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 418,231 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; and 260,000 shares of Class A Common Stock owned by
       Evelyn H. Lauder. Leonard A. Lauder disclaims beneficial ownership of the shares of Class A Common Stock owned by The Lauder Foundation and Evelyn H. Lauder. The shares of Class A Common Stock include 2,750,000 shares of Class A Common Stock subject to a proxy granted to Mr. Lauder by Ronald S. Lauder in connection with Mr. Lauder's loan to The Estee Lauder 1994 Trust. Excludes shares of Class A Common Stock underlying stock options granted to Mr. Lauder pursuant to his employment agreement.

(5)    Includes shares beneficially owned or deemed to be owned beneficially by Ronald S. Lauder as follows:
       12,913,615 shares of Class A Common Stock and 18,431,861 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power (including 600,000 shares of Class B Common Stock subject to call options granted to Richard D. Parsons, as trustee); 1,591 shares of Class A Common Stock and
       1,591 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; 7,755,053 shares of Class A Common Stock and
       6,094,926 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust with respect to which he shares voting power with Leonard A. Lauder, as a co-trustee, and investment power with Leonard A. Lauder and Mr. Wender, as co-trustees; 7,692 shares of Class A Common Stock and 1,923,077 shares of Class B Common
       Stock as an individual general partner of a limited partnership and as co-trustee of the RSL Trust, which is a general partner of the same limited partnership, and with respect to which he shares voting power with
       Leonard A. Lauder, who also is an individual general partner of the limited partnership and co-trustee of the
       LAL Trust, which is a general partner of the limited partnership, and investment power with Leonard A.
       Lauder, as an individual general partner of the limited partnership and as co-trustee of the LAL Trust,
       Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T.
       Wender, as co-trustees of the LAL Trust; 418,231 shares of Class A Common Stock as a director of The Lauder
       Foundation and with respect to which he shares voting and investment power;

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

       250,700 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; and 204,100 shares of Class A Common Stock as a Director of The Jewish
       Renaissance Foundation with respect to which he shares voting and investment power. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, The Lauder Foundation, the Ronald S. Lauder Foundation and
       The Jewish Renaissance Foundation. Mr. Lauder borrowed an aggregate of 8,333,333 shares of Class A Common
       Stock from certain Family Controlled Trusts and Leonard A. Lauder which he sold in the Company's initial public offering. Mr. Lauder is obligated to repay the loans by delivering to the lending Family Controlled
       Trusts and Leonard A. Lauder shares equal in number to the borrowed shares. This obligation is secured by a pledge of an equal number of shares owned by Mr. Lauder as to which he has sole voting power and shares investment power with the respective pledgees. In addition, in connection with the loan to The Estee Lauder
       1994 Trust by Leonard A. Lauder, Ronald S. Lauder granted a proxy to Leonard A. Lauder for 2,750,000 shares of Class A Common Stock as to which shares Ronald S. Lauder retains sole investment power. Excludes shares of
       Class A Common Stock underlying options (a) granted to Mr. Lauder pursuant to his employment agreement and
       (b) granted to, and received from, Richard D. Parsons, as trustee in February 1997.

(6)    Includes shares beneficially owned or deemed to be owned beneficially by Ira T. Wender as follows: 2,000 shares of Class A Common Stock owned by his wife; 7,755,053 shares of Class A Common Stock and 6,094,926 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust and with respect to which he shares investment power with Leonard A. Lauder and Ronald S. Lauder; and 7,692 shares of Class A Common Stock and 1,923,077 shares of Class B Common Stock as co-trustee of the LAL Trust and as co-trustee of the RSL
       Trust, each of which trusts are general partners of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, as co-trustee of the LAL Trust and who also is an individual general partner of the limited partnership, Ronald S. Lauder, as co-trustee of the RSL
       Trust and who also is an individual general partner of the limited partnership, Joseph S. Ehrenkranz, as co-trustee of the LAL Trust, and Richard D. Parsons, as co-trustee of the RSL Trust. Mr. Wender disclaims beneficial ownership of such shares. The shares of Class A Common Stock held by The Estee Lauder 1994 Trust include 5,500,000 shares pledged to Leonard A. Lauder to secure a loan from Mr. Lauder to the Trust. Mr.

       Wender's business address is 1133 Avenue of the Americas, New York, New York 10036.

(7)    Includes shares beneficially owned or deemed to be owned beneficially by William P. Lauder as follows:
       1,573,785 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 1,565,428 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees; and 418,231 shares of Class A Common Stock as a director of The Lauder Foundation with respect to which he shares voting and investment power. William P.
       Lauder disclaims beneficial ownership with respect to shares of Class A Common Stock owned by The Lauder
       Foundation. Excludes shares of Class A Common Stock subject to options granted to Mr. Lauder pursuant to the
       Company's Share Incentive Plan.

(8)    Includes shares beneficially owned or deemed to be owned beneficially by Gary M. Lauder as follows: 1,227,965 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power and
       1,565,428 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

       Lauder and Mr. Ehrenkranz, as co-trustees. Mr. Lauder's business address is ICTV Inc., 14600 Winchester
       Boulevard, Los Gatos, California 95030.

(9)    Includes shares beneficially owned or deemed to be owned beneficially by Joel S. Ehrenkranz as follows:
       10,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 1,157,704 shares of Class A Common Stock and 1,143,454 shares of Class B Common Stock as trustee of a trust for the benefit of William P. Lauder and Gary M. Lauder and with respect to which he shares voting and investment power with Carol S. Boulanger, as co-trustee; 1,565,428 shares of Class A Common Stock and
       1,914,608 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustee; and 7,692 shares of Class A Common
       Stock and 1,923,077 shares of Class B Common Stock as co-trustee of the LAL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with
       Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Ira
       T. Wender, as co-trustee of the LAL Trust. Mr. Ehrenkranz disclaims beneficial ownership of all such shares other than those he owns directly. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York
       10152.

(10)   Includes shares beneficially owned or deemed to be owned beneficially by Richard D. Parsons as follows:
       6,635,840 shares of Class A Common Stock and 5,977,380 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder Zinterhofer and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power (excluding 600,000 shares of Class B Common Stock subject to call options granted to one of the Trusts by Ronald S. Lauder); and 7,692 shares of Class A Common Stock and 1,923,077 shares of
       Class B Common Stock as co-trustee of the RSL Trust, which is a general partner of a limited partnership,

       which owns the shares and with respect to which he shares investment power with Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Leonard A.
       Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL
       Trust, Ira T. Wender, as co-trustee of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as
       co-trustees of the LAL Trust. Mr. Parsons disclaims beneficial ownership of all such shares. All of the shares of Class A Common Stock owned by trusts for the benefit of Aerin Lauder Zinterhofer and Jane Lauder represent shares pledged to the trusts by Ronald S. Lauder to secure repayment of stock loans made to him at the time of the Company's initial public offering. Mr. Parson's business address is 75 Rockefeller Plaza, New
       York, New York 10019.

(11)   Excludes stock options in respect of 900,000 shares of Class A Common Stock, restricted stock units payable in shares in respect of 126,600 shares of Class A Common Stock granted to Mr. Langhammer under his employment agreement and restricted stock units payable in cash in respect of 77,824 shares of Class A Common Stock which are part of his deferred compensation balance.

(12)   Includes shares of Class A Common Stock beneficially owned by Mr. Rose as follows: 10,000 shares directly and
       5,000 shares as trustee of one of his children's trusts, in each case with respect to which he has sole voting and investment power. Mr. Rose disclaims beneficial ownership of shares owned by his child's trust.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(13)   Excludes stock options in respect of shares of Class A Common Stock granted to the executive under his or her employment agreement or the Share Incentive Plan as follows: Mr. Brestle (200,000); Ms. Burns (200,000); Mr.
       Magram (25,000); and Mrs. Wagner (300,000).

(14)   See notes (2) through (7) and notes (11) through (13). Also excludes stock options in respect of an aggregate of 565,000 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

     Stockholders' Agreement. Lauder Family Members (other than The Lauder Foundation, Aerin Lauder Zinterhofer and Jane Lauder) who own shares of Common Stock have agreed pursuant to the Stockholders' Agreement to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person (if any) designated by each as directors of the Company. Leonard A. Lauder's nominee is William P. Lauder. Such stockholders beneficially owned, in the aggregate, on September 19, 1997, shares of Common Stock having 96.5% of the voting power of the Company. The rights of each of Leonard A. Lauder and Ronald
S. Lauder to designate a nominee exists only when such stockholder (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. The right of the individual stockholder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common

Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder Zinterhofer and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

     Board Committees. The Board of Directors has established two committees--the Audit Committee and the Compensation Committee.

     The Audit Committee members are Marshall Rose, P. Roy Vagelos, M.D. and Faye Wattleton. Ms. Wattleton is the Chairman of the Committee. The Committee, among other things, makes recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews audit results.

     The Compensation Committee members are Marshall Rose and P. Roy Vagelos, M.D. Dr. Vagelos is the Chairman of the Committee. The Committee, among other things, has the authority to approve compensation plans and arrangements with respect to the Company's executive officers and administers certain employee benefit plans, including the Share Incentive Plan.

     Board and Board Committee Meetings. In fiscal 1997, there were seven meetings of the Board of Directors. The Compensation Committee met twice and the Audit Committee met five times in fiscal 1997. The total combined attendance for all Board and Committee meetings was 99%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during fiscal 1997.

     Compensation of Directors. Each non-employee director receives an annual retainer of $40,000. During each of the first five years of service, $10,000 of the annual retainer is payable in shares (or stock units) of Class A Common Stock. The number of shares or shares underlying units to be awarded is determined by dividing the dollar amount by the average closing price for the Class A Common Stock on the twenty trading days next preceding the date of grant. In addition, on the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, he or she will be granted 1,000 shares of Class A Common Stock (plus a related cash amount for reimbursement of taxes). Any shares of Class A Common Stock granted to non-employee directors as compensation, while not restricted, are expected to be held by such persons until they are no longer serving as a director. Non-employee directors also receive $1,000 for each board or committee meeting attended plus reimbursement of travel expenses to such meetings. Each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee receives an additional $3,000 per year. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Directors who are also employees of the Company receive no additional compensation for service as a director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Family Relationships. The Company was founded by Estee Lauder ('Mrs. Lauder') and her late husband, Joseph Lauder. Until September 1995, Mrs. Lauder was Chairman of the Board of Directors of the Company. She is currently Founding Chairman, an honorary position. Her son, Leonard A. Lauder, is the Chief Executive Officer and Chairman of the Board of Directors of the Company. Her other son, Ronald S. Lauder, is a director of the Company and Chairman of Estee Lauder International, Inc. and Clinique Laboratories, Inc. Leonard A. Lauder's wife, Evelyn H. Lauder, is a Senior Corporate Vice President of the Company. Leonard A. Lauder and his wife have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is President of Origins Natural Resources Inc. and a Director of the Company. Ronald S. Lauder and his wife, Jo-Carole Lauder, have two daughters, Aerin Lauder Zinterhofer and Jane Lauder. Aerin Lauder Zinterhofer is a Director of Creative Product Development of Estee Lauder (U.S.A.). Jane Lauder is currently Manager--Promotional Marketing for Clinique (U.S.A.). Although not currently employed by the Company, Gary M. Lauder was employed by the Company in the past.

     As used in this Proxy Statement, the term 'Lauder Family Members' includes only the following persons: (i) Mrs. Lauder and her estate, guardian, conservator or committee; (ii) each descendant of Mrs. Lauder (a 'Lauder Descendant') and their respective estates, guardians, conservators or committees; (iii) each 'Family Controlled Entity' (as defined below); and (iv) the trustees, in their respective capacities as such, of each 'Family Controlled Trust' (as defined below). The term 'Family Controlled Entity' means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Lauder and/or Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term 'Family Controlled Trust' includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Mrs. Lauder, Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Lauder and/or Lauder Descendants.

     Royalty Arrangements. In 1969, the Company acquired from Mrs. Lauder ownership of the trademark Estee Lauder outside the United States in exchange for royalty payments on sales of Estee Lauder brand products during Mrs. Lauder's lifetime. The royalty with respect to those sales (the 'International Royalty') continues to be an obligation of the Company until Mrs. Lauder's death. The International Royalty paid to Mrs. Lauder for fiscal 1997 amounted to $15.1 million.

     Master Registration Rights Agreement. Leonard A. Lauder, Ronald S. Lauder, The Estee Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder Zinterhofer, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty and the Company are parties to a Registration Rights Agreement (the 'Master Registration Rights Agreement'), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estee Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estee Lauder 1994 Trust may be used only by a pledgee of The Estee Lauder 1994 Trust's shares of Common Stock. All the parties to the Master Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any pledgee of The Estee Lauder 1994 Trust under the Master Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration for Class A Common Stock in any twelve calendar month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

     The Estee Lauder 1994 Trust is entitled to six demand registration rights, three of which may be used only by a pledgee of The Estee Lauder 1994 Trust's shares of $6.50 Cumulative Redeemable Preferred Stock, and an unlimited number of piggyback registration rights with respect to the shares of the $6.50 Cumulative Redeemable Preferred Stock. The LAL 1995 Trust has one demand registration right and an unlimited number of piggyback registration rights with respect to shares of the $6.50 Cumulative Redeemable Preferred Stock under the Master Registration Rights Agreement. These rights are exercisable by the Estee Lauder 1994 Trust and the LAL 1995 Trust until the later of June 30, 2000 and Mrs. Lauder's death.

     The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registration pursuant to the exercise of piggyback rights. The Company has agreed to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Stockholders' Agreement. All Lauder Family Members (other than The Lauder Foundation, Aerin Lauder Zinterhofer and Jane Lauder) that beneficially own shares of Common Stock are parties to a stockholders' agreement with the Company (the 'Stockholders' Agreement'). The stockholders who are parties to the Stockholders' Agreement (who beneficially owned, in the aggregate, shares of Common Stock having 96.5% of the voting power of the Company on September 19,
1997) have agreed to vote in favor of the election of Leonard A. Lauder and

Ronald S. Lauder and one designee of each as directors. See 'Additional Information Regarding the Board of Directors--Stockholders' Agreement.' The Stockholders' Agreement also contains certain limitations on the transfer of shares of Class A Common Stock and Class B Common Stock. In addition, each stockholder who is a party to the Stockholders' Agreement (the 'Offering Stockholder') has granted the other parties (the 'Offerees') a right of first offer to purchase shares of Class A Common Stock the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member, except in certain circumstances, such as sales in a widely distributed underwritten public offering or sales made in compliance with Rule 144. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

     Other Arrangements. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. In fiscal 1997, the rent paid was approximately $1 million, which equals the Company's lease payments for that space. In connection with the sublease, and subject to certain conditions, the Company has agreed to make certain improvements, the cost of which will be amortized over the term of the sublease and be payable by the sublessee. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 1997, the affiliate paid the Company approximately $10.6 million pursuant to such agreement.

     The Lauder Foundation is a tax-exempt private foundation established by members of the Lauder Family in 1962. The directors of The Lauder Foundation are Estee Lauder, Leonard A. Lauder, Ronald S. Lauder, William P. Lauder and Aerin Lauder Zinterhofer. During fiscal 1997, the Company contributed $250,000 to The Lauder Foundation.

     In fiscal 1997, Joseph Gubernick, Senior Vice President--Research and Development, was in the second year of a three-year installment loan and owed the Company $200,000. Interest accrues on the loan at a rate of 6.36% per annum, which was the applicable federal rate at the time the loan was made.

     In fiscal 1997, Andrew J. Cavanaugh, Senior Vice President--Corporate Human Resources, borrowed $300,000 from the Company. The loan is due in September 1998. Interest accrues on the loan at a rate of $6.85% per annum, which was the applicable federal rate at the time the loan was made.

     Lynn Gubernick, a specialist in cosmetics product development and a former management employee of the Company, was retained by the Company as a consultant in connection with her areas of expertise. She is a spouse of the Company's Senior Vice President--Research and Development and, during fiscal 1997, she was paid approximately $108,000 by the Company for her services.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the five other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended June 30, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                  ----------------------------------------
                                                                            AWARDS
                                                                  ---------------------------     PAYOUTS
                                                                  RESTRICTED       SECURITIES    ---------
                                    ANNUAL COMPENSATION             STOCK          UNDERLYING      LTIP
NAME AND PRINCIPAL               --------------------------         AWARDS          OPTIONS       PAYOUTS        ALL OTHER
POSITION ---------------- YEAR   SALARY ($)       BONUS ($)          ($)              (#)           ($)       COMPENSATION ($)
                         ----   ----------       ---------       ----------       ----------    ---------    ----------------
LEONARD A. LAUDER ....... 1997   1,680,000       2,773,500          --              500,000        --              885,087(a)
Chairman of the Board and 1996   1,600,000       1,700,700          --              600,000        --              993,835
Chief Executive Officer   1995   1,522,477         787,500          --               --            --            1,080,488

FRED H. LANGHAMMER ...... 1997   1,575,000       1,575,000       1,500,000 (b)      200,000        --               14,826(c)
President and Chief       1996   1,500,000       1,500,000       1,500,000 (b)      500,000        --               15,418
Operating Officer         1995     900,000       3,550,000(e)       --               --            --               15,040

DANIEL J. BRESTLE ....... 1997     800,000         780,100          --               50,000        --               20,932(c)
President of Clinique     1996     750,000         727,500          --              100,000        --               21,537
Laboratories, Inc.        1995     600,000         380,000          --               --            --               21,229

ROBIN R. BURNS .......... 1997     973,700(d)      450,000          --               50,000        --                4,000(c)
President of Estee Lauder 1996     923,700(d)      884,000          --              100,000        --                4,510
(U.S.A. and Canada)       1995     898,700(d)      819,958          --               --         1,362,776(f)         3,881

SAUL H. MAGRAM .......... 1997   1,204,787         525,000          --               --            --               11,116(c)
Senior Vice President,    1996   1,146,214(d)      500,000          --               25,000        --                2,195
General Counsel and       1995   1,091,250(d)(e)   472,500          --               --            --               11,981
Secretary

JEANETTE S. WAGNER ...... 1997     904,400(d)      900,000          --               62,500        --               11,968(c)
President of Estee Lauder 1996     863,200(d)      850,000          --              125,000        --               13,025
International, Inc.       1995   1,043,200(d)(e)   850,000          --               --            --               13,110

------------------
(a) Amounts reported under 'All Other Compensation' in fiscal 1997 for Mr. Lauder include the estimated dollar value of the benefit to him of Company-paid premiums on split dollar life insurance in the amount of

    $880,337. A trust established by Mr. Lauder pays the term-life portion of the policy. The Company will recover all premiums paid by it at the time death benefits are paid thereon, and may recover such amounts earlier under certain circumstances. The maximum potential value is calculated as if the fiscal year premiums were advanced to Mr. Lauder without interest until the time the Company expects to recover the premium (i.e., upon his death). The amount reported for Mr. Lauder in fiscal 1997 also includes $4,750 of matching contributions made pursuant to the Company's qualified defined contribution plan.

(b) Reflects the dollar value (without consideration of the restrictions) of restricted stock units granted to Mr. Langhammer pursuant to his employment agreement. The stock units are accompanied by dividend equivalent rights which are payable in additional units. At the end of fiscal 1997, Mr. Langhammer held 96,557 restricted stock units. Based on the closing price at the end of fiscal 1997, the value of such units (without consideration of the restrictions) was $4,852,000. The stock units are payable in shares of Class A Common Stock within 90 days after Mr. Langhammer's termination of employment. Pursuant to his employment agreement, he received an additional grant of 30,043 restricted stock units on July 1, 1997.

(c) Amounts reported in fiscal 1997 include: (i) the estimated dollar value of the benefit to the named executive officer of Company-paid premiums for split dollar life insurance (calculated on the same basis as disclosed in note (a)) as follows: Mr. Langhammer, $10,076; Mr. Brestle, $16,182;

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Mr. Magram, $6,366; and Mrs. Wagner, $7,218; and (ii) matching contributions made on behalf of the named executive officer pursuant to the Company's qualified defined contribution plan as follows: Mr. Langhammer, $4,750; Mr. Brestle, $4,750; Ms. Burns, $4,000; Mr. Magram, $4,750; and Mrs. Wagner, $4,750.

(d) Includes cash received in lieu of executive perquisites.

(e) Includes amounts deferred by (i) Mr. Langhammer in fiscal 1995 equal to $1,500,000, (ii) Mr. Magram equal to $191,587 in fiscal 1997, $184,000 in fiscal 1996 and $174,000 in fiscal 1995, and (iii) Mrs. Wagner equal to $350,000 in fiscal 1995.

(f) Includes amounts paid out to Ms. Burns pursuant to an individual plan covering the period fiscal 1992 through fiscal 1995.

                          OPTION GRANTS IN FISCAL 1997


                                                                             INDIVIDUAL GRANTS
                                                 --------------------------------------------------------------------------
                                                   NUMBER OF        % OF TOTAL
                                                   SECURITIES        OPTIONS
                                                   UNDERLYING       GRANTED TO     EXERCISE                    GRANT DATE
                                                    OPTIONS        EMPLOYEES IN     PRICE      EXPIRATION       PRESENT
                                                 GRANTED (#)(1)    FISCAL YEAR      ($/SH)        DATE       VALUES ($) (2)
                                                 --------------    ------------    --------    ----------    --------------
Leonard A. Lauder.............................       500,000           28.3          42.75       7/1/06         7,241,000
Fred H. Langhammer............................       200,000           11.3          42.75       7/1/06         2,896,000
Daniel J. Brestle.............................        50,000            2.8          42.75       7/1/06           724,000
Robin R. Burns................................        50,000            2.8          42.75       7/1/06           724,000
Saul H. Magram................................            --             --             --           --                --
Jeanette S. Wagner............................        62,500            3.5          42.75       7/1/06           905,000

------------------
(1) The options granted in fiscal 1997 to the named executive officers have a term of 10 years and were granted pursuant to the executive officers' respective employment agreements.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: expected average time of exercise of seven years, volatility of 23%, dividend yield of 1% and average risk free rate of return of 6.58%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

   AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION
                                   VALUES (1)

                                                               NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT FY-END (#)               FY-END ($)(2)
                                                           ----------------------------    ----------------------------
                                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                           -----------    -------------    -----------    -------------
Leonard A. Lauder.......................................        0           1,100,000           0           18,300,000
Fred H. Langhammer......................................        0             700,000           0           13,625,000
Daniel J. Brestle.......................................        0             150,000           0            2,800,000
Robin R. Burns..........................................        0             150,000           0            2,800,000
Saul H. Magram..........................................        0              25,000           0              606,250
Jeanette S. Wagner......................................        0             187,500           0            3,500,000


------------------
(1) No options were exercised by any of the named executive officers in fiscal 1997.
(2) The closing price on June 30, 1997, the last trading day in fiscal 1997, was $50.25.

     Pension Plans. The Company provides retirement benefits to its employees in the United States through a defined benefit plan, which is intended to be qualified under Section 401 of the Code, and a related non-qualified restoration plan. In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date (which include all the named executive officers except Ms. Burns), retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment, times final qualifying average compensation, times a percentage (currently 1.5%), offset by certain amounts calculated with reference to Social Security entitlements. For other employees, retirement benefits under the plans are the aggregate amount of annual credits (calculated with reference to total annual compensation, with certain items excluded) plus interest credits thereon. The benefits payable to Leonard A. Lauder, Fred H. Langhammer, Saul H. Magram and Jeanette S. Wagner are calculated with reference to supplemental undertakings.

     Leonard A. Lauder currently has 39 years of qualifying Company employment. Assuming Mr. Lauder retires at the end of his current contract term (i.e., at age 67) with 42 years of qualifying Company employment, his projected annual retirement benefits would be approximately $798,000. Pursuant to his employment agreement, Mr. Lauder (or his wife, estate or designee) also will be paid approximately $1.8 million per year, assuming he retires at the end of his contract term. Payments under such arrangement will commence upon the earliest to occur of his retirement, his death or his 70th birthday and will continue for ten years thereafter.

     Mr. Langhammer currently has 22 years of qualifying Company employment. Assuming that he retires at normal retirement age with 34 years of qualifying Company employment, his projected annual retirement benefit would be approximately $1.4 million payable during his lifetime.

     Mr. Brestle currently has 19 years of qualifying Company employment. Assuming that he retires at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $401,000 payable during his lifetime.

     Ms. Burns currently has 7 years of qualifying Company employment. Assuming that she retires at normal retirement age with 27 years of qualifying Company employment, her projected retirement benefit would be a single sum amount of approximately $3,767,000.

     Mr. Magram currently has 28 years of qualifying Company employment. Assuming that he retires at the end of his current contract term at age 67 with 28 years of qualifying Company employment, his projected initial annual retirement benefit would be approximately $794,000 payable during his lifetime.

     Mrs. Wagner currently has 22 years of qualifying Company employment. Assuming that she retires at the end of her contractual period at age 68 she will have 23 years of qualifying Company employment and her projected annual retirement income would be approximately $532,000 payable during her lifetime.

     Employment Agreements. Set forth below are descriptions of the Company's employment agreements with Leonard A. Lauder, Fred H. Langhammer, Robin R. Burns, Daniel J. Brestle, Saul H. Magram, and Jeanette S. Wagner.

     Leonard A. Lauder. Mr. Lauder's employment agreement provides for his employment as Chief Executive Officer and Chairman of the Board of the Company through June 30, 2000, unless earlier terminated. The agreement provides for a base salary of $1.76 million for fiscal 1998, which will be increased by $80,000 each successive fiscal year during the term of the agreement. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed above. Mr. Lauder's annual bonus under the Annual Incentive Plan is determined according to a formula, which provides Mr. Lauder a bonus equal to a percentage of the amount by which the Company's net earnings exceed 3.5% of net sales (or 4.0% of net sales in fiscal 1999 and 2000). The agreement also provides for periodic grants of stock options. At the time of initial public offering, Mr. Lauder was granted options in respect of 600,000 shares of Class A Common Stock, each with an exercise price equal to $26.00 per share (i.e., the initial public offering price per share). In addition, he has received grants of stock options in respect of

500,000 shares of Class A Common Stock on July 1, 1996 and July 1, 1997 (with exercise prices of $42.75 per share and $49.50 per share, respectively). He will receive additional grants of stock options in respect of 500,000 shares of Class A Common Stock on July 1, 1998 and July 1, 1999. Mr. Lauder may elect to defer certain of his cash compensation. The Company may terminate Mr. Lauder's employment at any time if he becomes 'permanently disabled', in which event Mr. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him during the term of the agreement prior to such termination (the 'Leonard Lauder Bonus Compensation') and (iii) participate in the Company's benefit plans for two years. In the event of Mr. Lauder's death during the term of his employment, for a period of one-year from the date of Mr. Lauder's death, his beneficiary or legal representative will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation. Mr. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. Lauder's employment for any reason upon 60 days written notice. In the event of termination by the Company (other than for 'cause'), (a) Mr. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the

Leonard Lauder Bonus Compensation and (iii) participate in the Company's benefit plans and (b) Mr. Lauder will not be subject to a non-competition covenant set forth in the employment agreement.

     Fred H. Langhammer. Mr. Langhammer's employment agreement provides for his employment as President and Chief Operating Officer of the Company through June 30, 2000, unless earlier terminated. The agreement provides for a base salary of $1.65 million for fiscal 1998, which will be increased by $75,000 each successive fiscal year during the term of the agreement. Mr. Langhammer is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. Langhammer is entitled to additional pension payments under a supplemental undertaking by the Company. See 'Pension Plans' above. Mr. Langhammer's annual bonus under the Annual Incentive Plan will be limited to 100% of his base salary in any fiscal year. Mr. Langhammer may elect to defer certain of his cash compensation. At the time of the initial public offering, Mr. Langhammer converted a portion of his deferred compensation balance to stock units payable in cash. These units are accompanied by dividend equivalents payable in additional stock units. All such units will be paid to Mr. Langhammer in cash at a time to be determined by the Company, but no later than ninety days after termination of his employment. Mr. Langhammer received an initial grant of stock options in respect of 500,000 shares of Class A Common Stock, each with an exercise price equal $26.00 per share. In addition, he received grants of stock options in respect of 200,000 shares of Class A Common Stock on July 1, 1996 and July 1, 1997 (with an exercise price of $42.75 per share and $49.50 per share, respectively). He will receive additional grants of stock options in respect of 200,000 shares of Class A Common Stock on July 1, 1998 and July 1, 1999. In November 1995, Mr. Langhammer also received 57,692 stock units, which amount is equal to $1.5 million divided by the initial public offering price per share. In addition, on July 1, 1996 and July 1, 1997, Mr. Langhammer received additional stock units in respect of 37,920 shares and 30,043 shares, respectively. On July 1, 1998 and July 1, 1999, Mr. Langhammer will receive additional stock units in respect of that number of shares, not to exceed 100,000, equal to $1.5 million divided by the average closing price of the Class A Common Stock for the twenty trading days prior to the award date. An amount equal to the excess, if any, of $1.5 million over the value of 100,000 shares of Class A Common Stock will be mandatorily deferred and paid to Mr. Langhammer on a date chosen by the Company, but no later than ninety days after the termination of his employment. The stock units awarded to Mr. Langhammer are accompanied by dividend equivalents which are payable in additional stock units. Stock units awarded in any fiscal year may be forfeited under certain circumstances if Mr. Langhammer is terminated during such year. These stock units will be paid out in shares of Class A Common Stock at a time to be determined by the Company, but in no event later than ninety days after the termination of Mr. Langhammer's employment. The Company may terminate Mr. Langhammer's employment at any time if he becomes 'permanently disabled', in which event Mr. Langhammer, for a period of one year from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination (the 'Langhammer Base Salary'), (ii) receive bonus compensation equal to the average of the actual bonuses paid to him during the term of the agreement prior to such termination (the 'Langhammer Bonus

Compensation') and (iii) participate in the Company's benefit plans. In the event of Mr. Langhammer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive for a period of one year from the date of death the Langhammer Base Salary and the Langhammer Bonus Compensation. Mr. Langhammer may terminate his employment agreement at any time upon six months written notice to the Company, in which event Mr. Langhammer will be entitled to receive the Langhammer Base Salary and the Langhammer Bonus Compensation for a period of six months from the date of termination. In addition, the Company may terminate the employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for 'cause') or if Mr. Langhammer terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in Mr. Langhammer's duties or responsibilities, (a) Mr. Langhammer, for a period of two years from the date of termination, will be entitled to (i) receive the Langhammer Base Salary, (ii) receive the Langhammer Bonus Compensation and (iii) participate in the Company's benefit plans and (b) Mr. Langhammer will not be subject to a covenant not to compete provided for in such agreement. In the event the Company does not offer to extend the term of Mr. Langhammer's employment, Mr. Langhammer will be entitled for a period of one year from expiration of his employment agreement to
(i) receive the Langhammer Base Salary, (ii) receive the Langhammer Bonus Compensation and (iii) participate in the Company's benefit plans.

     Daniel J. Brestle. Mr. Brestle's employment agreement provides for his employment as President of Clinique Laboratories, Inc. through June 30, 1998, unless earlier terminated. The agreement provides for a base salary of $850,000 for fiscal 1998. Mr. Brestle is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. Brestle's annual bonus under the Annual Incentive Plan will be limited to 100% of his base salary. However, Mr. Brestle's base salary and bonus compensation will in no event be less than $1.2 million for fiscal 1998. Mr. Brestle may elect to defer certain of his cash compensation. Mr. Brestle received an initial grant of stock options in respect of 100,000 shares of Class A Common Stock, each with an exercise price equal to $26.00 per share. In addition, he received grants of stock options in respect of 50,000 shares of Class A Common Stock on July 1, 1996 and July 1, 1997 (with an exercise price of $42.75 per share and $49.50 per share, respectively). The Company may terminate Mr. Brestle's employment at any time if he becomes 'permanently disabled', in which event Mr. Brestle will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive bonus compensation prorated to the date of termination and (iii) participate in the Company's benefit plans for such one year period. In the event of Mr. Brestle's death during the term of his employment, his beneficiary or legal representative will be entitled to (i) receive his base salary in effect at the time of death to the last day of the month in which his death occurs and (ii) receive bonus compensation prorated to the date of death. Mr. Brestle may terminate his employment agreement at any time upon six months written notice to the Company, in which event Mr. Brestle, for a period of six months from the date of termination, will be entitled to receive, (i) his base salary in effect at the time of termination and (ii) bonus compensation equal to 25% of the average of incentive compensation bonuses previously paid or payable to him during the contract term or, if no such bonuses have been paid or are payable as of the date of termination, 25% of the base salary paid during such six month period. In addition, the Company may terminate his employment agreement for any reason upon 60 days written notice. In the event of the Company's termination of the agreement (other than for 'cause'), Mr. Brestle, for a period of one year from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term or, if no such bonuses have been paid or are payable as of the date of termination, 50% of the base salary paid during such one year period and (iii) participate in the Company's benefit plans. If Mr. Brestle terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in his duties or responsibilities, he will receive the same benefits as if he had terminated his employment agreement and will not be subject to a covenant not to compete provided for in such agreement.

     Robin R. Burns. Ms. Burns' employment agreement provides for her employment as President and Chief Executive Officer of Estee Lauder USA and Canada through June 30, 1998, unless earlier terminated. The agreement provides for a base salary of $950,000 for fiscal 1998. Ms. Burns is entitled to participate in standard benefit plans, such as the Company's pension and medical plans and receives cash in lieu of executive perquisites of $73,700 annually. Ms. Burns' annual bonus under the Annual Incentive Plan will be limited to 100% of her base salary in any fiscal year. However, Ms. Burns' base salary and bonus compensation will in no event be less than $1.4 million for fiscal 1998 (the 'Burns Annual Compensation'). Ms. Burns may elect to defer certain of her cash compensation. Ms. Burns received an initial grant of stock options in respect of 100,000 shares of Class A Common Stock, each with an exercise price equal to $26.00 per share. In addition, she received grants of stock options in respect of 50,000 shares of Class A Common Stock on July 1, 1996 and July 1, 1997 (with an exercise price of $42.75 per share and $49.50 per share, respectively). The Company may terminate Ms. Burns' employment at any time if she becomes 'permanently disabled', in which event Ms. Burns, for a period of one year from the date of termination, will be entitled (i) to receive the Burns Annual Compensation and (ii) to participate in the Company's benefit plans. In the event of Ms. Burns' death during the term of employment, her beneficiary or legal representative will be entitled to receive the Burns Annual Compensation to the last day of the month in which her death occurs. Ms. Burns may terminate her employment agreement at any time upon six months' written notice to the Company, in which event Ms. Burns, for a period of six months from the date of termination, will be entitled to receive (i) her base salary at the rate in effect at the time of such termination and (ii) bonus compensation equal to 25% of the base salary paid for such six month period. In addition, the Company may terminate the employment agreement for any reason upon 60 days written notice. In the event of the Company's termination of the agreement (other than for 'cause') or if Ms. Burns terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in Ms. Burns' duties or responsibilities or the appointment of any person other than Leonard Lauder or Fred Langhammer as the Chief Executive Officer of the Company, (a) Ms. Burns, for a period of one year from the date of termination, will be entitled to (i) receive her base salary in effect at the time of termination, (ii)

receive bonus compensation equal to 50% of the base salary paid during such one year period, (iii) receive bonus compensation in respect of the contract year in which such termination occurs equal to her base salary paid for such contract year and (iv) participate in the Company's benefit plans and (b) Ms. Burns will not be subject to a covenant not to compete provided for in such agreement.

     Saul H. Magram. Mr. Magram's employment agreement provides for his employment as Senior Vice President, General Counsel and Secretary of the Company through December 31, 1998, unless earlier terminated. The agreement provides for a base salary of $1.025 million and mandatory deferred salary of $191,587 for the 1997 calendar year, and an annual bonus of $550,000 (which represents the target bonus opportunity) for the 1998 fiscal year. Mr. Magram's base salary and mandatory deferred salary is increased by approximately 5% each successive calendar year during the term of the agreement. Mr. Magram's target bonus opportunity during the term of his employment agreement increases by approximately 5% each successive fiscal year. Mr. Magram's mandatory deferred salary is credited with interest at an annual rate not to exceed 9% and is payable on an annuity basis from the first January 1 after termination of Mr. Magram's employment through the remainder of his life. Mr. Magram is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. Magram is also entitled to receive a supplemental pension benefit. See 'Pension Plans' above. Mr. Magram may elect to defer certain of his annual bonus. The Company may terminate Mr. Magram's employment at any time if he becomes 'disabled' or engages in conduct that constitutes 'cause'. Mr. Magram may terminate the employment agreement upon six months' written notice to the Company. If the Company terminates the employment agreement without 'cause' then, for the remaining term of the employment agreement, Mr. Magram will be entitled to (i) his base salary, (ii) his mandatory deferred compensation and
(iii) bonus compensation at an annual rate equal to the average of actual bonus paid to him in the three fiscal years immediately prior to such termination. In addition, upon such termination, Mr. Magram shall be entitled to receive for a period of approximately two years from the date of such termination his base salary (including the mandatory deferred amount) provided that he complies with certain confidentiality and non-competition covenants during such period.

     Jeanette S. Wagner. Mrs. Wagner's employment agreement provides for her employment as President of Estee Lauder International, Inc. through June 30, 1998, unless earlier terminated. The agreement provides for a base salary of $950,000 for fiscal 1998. Mrs. Wagner is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mrs. Wagner's annual bonus under the Annual Incentive Plan will be limited to 100% of her base salary in any fiscal year. However, Mrs. Wagner's base salary and bonus compensation will in no event be less $1.4 million for fiscal 1998. Mrs. Wagner may elect to defer certain of her cash compensation. Mrs. Wagner received an initial grant of stock options in respect of 125,000 shares of Class A Common Stock, each with an exercise price equal to $26.00 per share. In addition, she received grants of stock options in respect of 62,500 shares of Class A Common Stock on July 1, 1996 and July 1, 1997 and an additional grant of stock options in respect of 50,000 shares on August 21, 1997 (with an exercise price of $42.75 per share, $49.50 per share and $48.00 per share, respectively). The

Company may terminate Mrs. Wagner's employment at any time if she becomes 'permanently disabled', in which event Mrs. Wagner will be entitled to
(i) receive for a period of one year from the date of termination her base salary in effect at the time of termination (ii) receive bonus compensation prorated to the date of termination and (iii) participate in the Company's benefit plans for such one year period. In the event of Mrs. Wagner's death during the term of her employment, her beneficiary or legal representative will be entitled to (i) receive her base salary in effect at the time of death to the last day of the month in which her death occurs and (ii) receive bonus compensation prorated to the date of death. Mrs. Wagner may terminate the employment agreement at any time upon six months written notice to the Company, in which event Mrs. Wagner, for a period of six months from the date of termination, will be entitled to receive (i) her base salary in effect at the time of termination and (ii) bonus compensation equal to 25% of the average of incentive compensation bonuses previously paid or payable to her during the contract term or, if no such bonuses have been paid or are payable as of the date of termination, 25% of the base salary paid during such six month period. In addition, the Company may terminate her employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for 'cause'), Mrs. Wagner, for a period of one year from the date of termination, will be entitled to (i) receive her base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to her during the contract term or, if no such bonuses have been paid or are payable as of the date of termination, 50% of the base salary paid during such one year period and (iii) participate in the Company's benefit plans. If Mrs. Wagner terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in her duties or responsibilities, she will receive the same benefits as if she had terminated her employment agreement and will not be subject to a covenant not to compete provided for in such agreement.

     Each employment agreement described above also provides that the Company may require the executive to defer certain amounts to be received by him or her to the extent such amounts may not be deductible by reason of Section 162(m) of the Code. Each agreement provides that the Company may reduce severance payments to be received by the executive to an amount that would avoid imposition of the excise tax imposed by Section 4999 of the Code on certain types of severance payments. Each agreement also contains certain confidentiality and non-competition provisions.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is designed to attract and retain high quality senior executives, and to motivate them to achieve both short-term and long-term Company, divisional and individual goals. The program currently in place is essentially a continuation of the program existing prior to Company's initial public offering, but for the introduction of stock-based elements. It was formalized in fiscal 1996 by the Board of Directors (as it was then constituted) after review by two compensation consultants, and consists primarily of employment agreements (which include option and restricted unit grants to certain executives), the Share Incentive Plan (which provides for stock-based compensation) and the Annual Incentive Plan (for cash bonuses).

     The Compensation Committee, consisting solely of outside Directors, was appointed in early 1996, coincident with the first appointment of outside directors. The Committee oversees and approves compensation arrangements for the executive officers of the Company (including awards made under the Annual Incentive Plan) and administers the Company's Share Incentive Plan.

Salary and Bonuses

     The Compensation Committee has endorsed the central elements of the compensation program established by the Company prior to the initial public offering by applying these principles in its oversight and approval of ongoing and new executive officer arrangements. Specifically, the Committee believes that Company tenure and the level of responsibility undertaken by individual executives should be appropriately reflected in the establishment of base salary amounts. Additionally, the Committee believes that the performance-based bonus structure provided under the Company's Annual Incentive Plan is of key importance. Accordingly, for executive officers in charge of sales divisions, a material portion of total bonus eligibility is tied to year-to-year improvement in financial and operational indicators measured at the divisional level. For executive officers in charge of corporate departments, bonuses are based in large part on improvements in the Company's net earnings. The Committee believes that both measurement standards serve to align the interests of executives with those of stockholders.

Stock Based Compensation

     In fiscal 1997, the Compensation Committee granted stock options under the Share Incentive Plan to certain executive officers. In each case, the size of the award reflected the recipient's position and anticipated level of future contribution. The Company also granted stock options to certain of the named executives and restricted units to Mr. Langhammer during the last fiscal year. These grants were made pursuant to the such officers' respective employment agreements entered into prior to the initial public offering.

Compensation of the Chief Executive Officer

     Mr. Lauder's base salary reflects his long service with the Company and his stature in the industry. His bonus is determined by the application of an objective formula based on the amount that net earnings of the Company exceed certain hurdles (as described in more detail in the summary of his employment agreement included in this Proxy Statement). His option grant, also set forth in his employment agreement, reflects the same principles as those described for grants to all officers.

     The Company is aware of the limitations on deductibility for income tax purposes of certain compensation paid to its highest paid executive officers. The Company's compensation program as it applies to such persons was designed to take advantage of regulations applicable to newly public companies. Furthermore, each employment agreement with the named executive officers provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible. The Compensation Committee will consider the deduction limitation as one of the factors in determining compensation.

Members of the Compensation Committee

P. Roy Vagelos, M.D. (Chairman)
Marshall Rose

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment in the Class A Common Stock and each index of $100 on November 16, 1995 (the date the Class A Common Stock was priced in connection with the Company's initial public offering). The publicly traded companies included in the peer group are:
Avon Products, Inc., Clarins, L'Oreal S.A., LVMH Moet Hennessy Louis Vuitton, The Procter & Gamble Company, Elf Sanofi S.A., Shiseido Company, Ltd. and Unilever N.V. Shares of Clarins, L'Oreal S.A. and Elf Sanofi S.A. are not traded in U.S. dollars. For purposes hereof, the stock prices of such companies were converted into dollars on the measurement dates.

                              [PERFORMANCE GRAPH]

Measurement PeriodS&P 500Peer Group
(Fiscal Year Covered)   CompanyIndexIndex

11/16/95100100100
6/30/96163.21113.73114.33
6/30/97195.48153.19167.92

                                                                          VALUE ON
                                                                        JUNE 30, 1997
                                                                        -------------
The Estee Lauder Companies Inc.......................................      $195.48
S&P 500 Index........................................................      $153.19
Peer Group Index.....................................................      $167.92

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 2)

     The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 1998, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof have any financial interest, direct or indirect, in the Company.

     One or more representatives of Arthur Andersen LLP will be present at the 1997 Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 1997 Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1998. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will hold the votes of all stockholders in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before June 1, 1998, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

     According to the Amended and Restated Bylaws of the Company, a proposal for action to be presented by any stockholder at an annual or special meeting of stockholders shall be out of order unless specifically described in the Company's notice to all stockholders of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing (in the form specified in the Bylaws) to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days (and no more than 90 days) prior to the first anniversary of the date of the last annual meeting of stockholders, and such proposal is, under law, an appropriate subject for action by stockholders. In addition to the notice requirement, the stockholder is required to appear in person, or through a qualified representative, at the meeting to present his or her proposal.

                               OTHER INFORMATION

     Management of the Company does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                               Saul H. Magram
                                               Secretary

New York, New York
September 30, 1997

                    ---------------------------------------

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED

JUNE 30, 1997, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.

                    ---------------------------------------

  ESTEE
  LAUDER
                                  COMPANIES



                               [Recycling LOGO]

                       THE ESTEE LAUDER COMPANIES INC.

                             CLASS A COMMON STOCK

PROXY

                        ANNUAL MEETING OF STOCKHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              -------------------------------------------------

      The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Robert J. Bigler and Saul H. Magram, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estee Lauder Companies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on November 12, 1997, at The Essex House, Grand Salon, 160 Central Park South, New York, New York at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

________________________________________________________________________________
                                                           Plese mark
                                                          your votes as
                                                          indicated in       /x/
                                                          this example

Item 1 -- Election of two (2) Class 1 Directors: Fred H. Langhammer and Faye Wattleton.

    FOR ALL          WITHHOLD
   NOMINEES          AUTHORITY   Withheld for the following only:
with exceptions      FOR ALL     (Write the name(s) of the Nominee(s) in the
    noted            NOMINEES    space below)

     / /               / /       _______________________________________________

Item 2 -- Ratification of appointment of Arthur Andersen LLP as independent auditors for the 1998 fiscal year.

                          FOR    AGAINST    ABSTAIN

                          / /      / /        / /

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR ABOVE IN ACCORDANCE WITH RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:____________________________________________________________________, 1997

________________________________________________________________________________
                        SIGNATURE(S) OF STOCKHOLDER(S)

________________________________________________________________________________
                     SIGNATURE(S) OF JOINT STOCKHOLDER(S)

________________________________________________________________________________
                                    TITLE

                         I plan to attend the
                            Annual Meeting     / /

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

          NOTICE: IF YOU PLAN ON ATTENDING THE 1997 ANNUAL MEETING,
                PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.

                  AN ADMISSION TICKET WILL BE MAILED TO YOU.

          NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                       [LOGO OF ESTEE LAUDER COMPANIES]

                       The Estee Lauder Companies Inc.
                        Annual Meeting Of Stockholders
                  November 12, 1997, 10:00 a.m. (local time)
                               The Essex House
                                 Grand Salon
                            160 Central Park South
                              New York, New York

                       THE ESTEE LAUDER COMPANIES INC.

                             CLASS B COMMON STOCK

PROXY

                        ANNUAL MEETING OF STOCKHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              -------------------------------------------------

      The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Robert J. Bigler and Saul H. Magram, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estee Lauder Companies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on November 12, 1997, at The Essex House, Grand Salon, 160 Central Park South, New York, New York at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

________________________________________________________________________________
                                                           Plese mark
                                                          your votes as
                                                          indicated in       /x/
                                                          this example

Item 1 -- Election of two (2) Class 1 Directors: Fred H. Langhammer and Faye Wattleton.

    FOR ALL          WITHHOLD
   NOMINEES          AUTHORITY   Withheld for the following only:
with exceptions      FOR ALL     (Write the name(s) of the Nominee(s) in the
    noted            NOMINEES    space below)

     / /               / /       _______________________________________________

Item 2 -- Ratification of appointment of Arthur Andersen LLP as independent auditors for the 1998 fiscal year.

                          FOR    AGAINST    ABSTAIN

                          / /      / /        / /

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR ABOVE IN ACCORDANCE WITH RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:____________________________________________________________________, 1997

________________________________________________________________________________
                        SIGNATURE(S) OF STOCKHOLDER(S)

________________________________________________________________________________
                     SIGNATURE(S) OF JOINT STOCKHOLDER(S)

________________________________________________________________________________
                                    TITLE

                         I plan to attend the
                            Annual Meeting     / /

--------------------------------------------------------------------------------
                           ^ FOLD AND DETACH HERE ^

          NOTICE: IF YOU PLAN ON ATTENDING THE 1997 ANNUAL MEETING,
                PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.

                  AN ADMISSION TICKET WILL BE MAILED TO YOU.

          NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                       [LOGO OF ESTEE LAUDER COMPANIES]

                       The Estee Lauder Companies Inc.
                        Annual Meeting Of Stockholders
                  November 12, 1997, 10:00 a.m. (local time)
                               The Essex House
                                 Grand Salon
                            160 Central Park South
                              New York, New York